Exhibit 3.1.21

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

•	First: The name of the limited liability company is Nando Canada LLC.

•

Second: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

In Witness Whereof, the undersigned has executed this Certificate of Formation of Nando Canada LLC this 28th day of November, 2001.

/s/ Michelle Rowe Hallsten
Michelle Rowe Hallsten
Authorized Person

CERTIFICATE OF AMENDMENT

OF

NANDO CANADA LLC

1. The name of the limited liability company is Nando Canada LLC.

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is hereby changed to McClatchy Interactive LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Nando Canada LLC this 10th day of January, 2005.

By:	/s/ Karole Morgan-Prager
Karole Morgan-Prager, Vice-President